Exhibit 99.1

Sunrun Reports Second Quarter 2023 Financial Results

Storage Capacity Installed of 103 Megawatt hours in Q2, 35% growth year-over-year, reaching 918 Megawatt hours of Networked Storage Capacity, as storage attachment rates surge to 18% of new installations

Recent backup storage attachment rates for new sales nearly double to over 30% nationally, driving higher Net Subscriber Value outlook as systems are installed in the coming quarters

Sales activities outside of California have been robust in Q2, growing 25% year-over-year, and this growth rate has been maintained through June and July

Solar Energy Capacity Installed of 296.6 Megawatts in Q2, significantly exceeding the high-end of guidance, reaching 6.2 Gigawatts of Networked Solar Energy Capacity

Net Subscriber Value of $12,321, increasing $321 from Q1

Net Earning Assets increases $409 million, reaching $4.4 billion, including a $78 million increase in Total Cash compared to Q1

SAN FRANCISCO, August 2, 2023 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the quarter ended June 30, 2023.

“Sunrun is rapidly expanding its lead as America’s clean energy company. We are seeing a tremendous acceleration in storage attachment rates on new sales, in California and across the country, which provides increased customer value and superior margins for Sunrun, while building a foundation of controllable generation assets that enables a clean energy future for all,” said Mary Powell, Sunrun’s Chief Executive Officer. “Recent sales performance in California is encouraging and sales growth outside of California remains robust, allowing us to reiterate our guidance for 10% to 15% growth in new installations this year, which we believe represents strong market share gains. While sales in California in Q2 were below our initial expectations following the transition to the new Net Billing Tariff, our team is focused on generating value for shareholders, as we execute against our disciplined, margin-focused growth strategy.”

“We delivered a strong Q2 on our key operating and financial metrics, exceeding our guidance for Solar Energy Capacity Installed, increasing in our Net Subscriber Value, along with growing Net Earning Assets and cash. Sunrun is committed to delivering meaningful cash generation through a continued focus on operating efficiency, product optimization, and smart execution in the capital markets,” said Danny Abajian, Sunrun’s Chief Financial Officer.

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 4% of the 88 million addressable homes in the U.S. have solar. The U.S. residential electricity market is over $230 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior energy experience and more affordable electric service, we are quickly amassing one of the largest networks of storage capacity, which will position us to also serve the $127 billion annual market for utility capex. This dispatchable set of energy resources offers greater opportunity for localized resiliency and precision-dispatch than bulky centralized infrastructure.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights:

•Sunrun has now installed over 65,000 solar and storage systems nationwide, many of which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Solar and storage systems also optimize when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Sunrun expects storage installations to grow at a rapid rate in the coming quarters. We have increased the take-rate of backup storage offerings for sales to approximately 30% in California recently, nearly doubling since the net billing tariff transition, with an additional 50% opting for Sunrun Shift™, bringing the total storage attachment rate to over 80%. Storage attachment rates for recent sales activities are exceeding 30% nationally. Our backup storage offering generates superior margins.
•In August 2022, the Inflation Reduction Act (IRA) was passed by Congress and was signed into law by President Biden. The IRA enhances and extends the investment tax credit (ITC) available to Sunrun. The IRA effectively provides a 10-year extension of the 30% solar ITC as well as a $7,500 credit for new electric vehicles and a $4,000 credit for used electric vehicles. Solar and storage projects installed in low-income areas can receive an additional 10% tax credit, and projects installed on affordable multifamily housing can receive an extra 20% tax credit, both subject to quota allocations and program guidelines established by the US Treasury. In addition, projects that use a sufficient amount of domestically-produced content and projects that are located in specified Energy Communities can qualify for additional 10% credits. These adders are only available to commercial entities claiming tax credits under Sections 48 and 48E, not homeowners claiming residential clean energy credits under Section 25D, and as such should drive market share towards solar-as-a-service.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and storage can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s energy needs and weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar-as-a-service subscriptions, whole-home backup power capabilities, and participation in renewable energy powered-distributed power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. We expect these efforts will increase Sunrun’s wallet share of the home energy market and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:

•On April 12, 2023, we launched Sunrun Shift™, a new home solar subscription offering that maximizes the value of solar energy under California's new solar policy, the net billing tariff. By storing self-generated solar energy throughout the day, Shift optimizes potential customer savings of going solar by increasing self-consumption during peak hours when rates are highest and reducing low-value exports back to the grid through the use of a new storage configuration. Shift is specifically designed to maximize self-consumption, and it does not provide backup power capabilities. This innovative storage configuration provides value to the customer, while minimizing labor hours, equipment costs, and the potential need for a main panel upgrade, for a cheaper, easier and quicker installation than conventional home backup systems.
•On July 27, 2023, Sunrun announced its fleet of solar and storage systems is ready for participation in Puerto Rico's new Battery Emergency Demand Response program. The program is the first distributed power plant in the nation that specifically focuses on rapid emergency response from thousands of residential solar and storage systems when the island's aging oil- and gas-fired power plants fail or when electricity generation issues arise that could lead to rolling blackouts. The program anticipates 75 to 125 dispatch events in the first year with an average duration of two hours, giving the utility provider on the island access to flexible and cost-effective power to alleviate pressure on the power grid during periods of peak demand, combat climate change, and improve the dependability of the island’s overall energy system. Sunrun expects thousands of its customers to opt-in, and participants will receive a pay-for-performance payment from Sunrun estimated at hundreds of dollars per battery.
•In February, Sunrun announced the Energy Efficiency Summer Reliability Program, an exclusive collaboration with Pacific Gas and Electric Company (PG&E) to develop a distributed power plant that turns residential solar and storage systems into a collective energy resource during periods of peak demand. Since the announcement, Sunrun quickly reached maximum enrollment and energy capacity goals of 7,500 new and existing residential solar-plus-storage systems and 30 megawatts. Due to very strong interest, the program quickly expanded to 8,500 customers and 34 megawatts. On August 1, 2023, enrolled customers began to share the excess solar energy they generated on their rooftops with their neighbors and the grid. Program participants will continue to share energy from their systems every day from 7 p.m. to 9 p.m. through October, a critical window when energy needs are highest in California.

•Sunrun’s partnership with Ford to serve as the preferred installer of Ford Intelligent Backup Power continues to gain momentum, with Sunrun taking orders for the installation of the 80-amp Ford Charge Station Pro and the Home Integration System, along with providing options for solar and storage systems. Customers will need to equip their home with the 80-amp Ford Charge Station Pro and Home Integration System to unlock bidirectional power flow and future energy management solutions. The Home Integration System—designed and developed together with Ford—can be purchased exclusively through Sunrun. Customers interested in combining Ford Charge Station Pro and/or Home Integration System installation with clean solar power may be eligible to do so for as little as zero dollars down and reduced installation pricing. The partnership continues to deliver strong initial results; we have over 2,000 Ford Charge Station Pro orders thus far (and many thousands of initial conversations) and installs are ramping rapidly. Approximately half of such customers are purchasing bidirectional home backup capability.
•Streamlining permitting and interconnection processes present an opportunity to accelerate the adoption of solar and storage by reducing “soft costs” and improving a homeowner's experience. Sunrun is a founding member of a coalition that developed an industry-wide web-based solar permitting tool called SolarAPP+ in coordination with the Department of Energy (DOE) and the National Renewable Energy Laboratory. SolarAPP+ reduces costs and delivers a better customer experience by automating the process for issuing permits for solar and storage systems. To date, more than 24,000 permits have been issued via SolarAPP+ across the country, including 1,700 solar and battery permits. In September 2022, California adopted a mandate (SB 379) requiring cities with populations over 50,000 and counties with populations over 150,000 to adopt an online, automated permitting platform like SolarAPP+ by September 2023. Additionally, last year, the California Energy Commission launched a grant program (CalAPP) with $20 million in funding for local governments to adopt SolarAPP+. Of these funds, $1.5 million remains available for AHJs to apply for. To date, more than 315 cities and counties have applied for CalAPP grants, which covers more than two thirds of the population of California. Colorado also recently adopted legislation (HB23-1234) establishing a one million dollar grant program to implement SolarAPP+, Arizona adopted a bill (HB-2373) enabling the use of automated permitting platforms like SolarAPP+, and the Maryland Energy Administration requested $3.8 million from DOE to support SolarAPP+ efforts, which was approved by DOE.

ESG Efforts: Embracing Sustainability & Investing in Our Employees and Communities

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train and develop workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:

•Sunrun is dedicated to democratizing energy and increasing access to affordable, reliable, clean power for everyone, including low-income households and those who rent instead of own their homes. Sunrun currently serves more than 11,000 households in low-income multifamily properties and expects to significantly increase our impact across the country in the quarters ahead. Sunrun has committed to develop 100 megawatts of solar on affordable multifamily housing in California by 2030 via the state Solar on Multifamily Affordable Housing (SOMAH) program and to bring at least 500 megawatts of low-income solar to people across the country by 2030.
•On June 22, 2023, Sunrun, in partnership with Fresno Housing, held a ribbon-cutting ceremony to celebrate a new solar installation at Blossom Trail Commons, an affordable housing community in Sanger, California. The project, which is located in a CalEnviroScreen disadvantaged community, provides solar energy to 48 homes and saves each family an average of $70 per month on their electricity bills through the use of virtual net metering. The project is the work of a powerful partnership with a public housing authority, resulting in the first Solar on Multifamily Affordable Housing (SOMAH) program on public housing. Together with Sunrun, Fresno Housing is setting a precedent for other public housing authorities across the state to implement similar solar programs.
•In connection with our Empowered Giving Program, Sunrun planted 1 million trees through our partners the National Forest Foundation and Trees for our Future—800,000 trees represent one tree for each customer, with the additional 200,000 trees representing each of our employees and the employees of our partners.

•Sunrun continues to invest in our employees through our Guild Education partnership. Nearly 11% of all Sunrun employees are currently enrolled in an upskilling program through PowerU, with approximately 740 employees currently enrolled in an electrical licensure pathway program, and approximately 190 employees who have already completed a degree program or professional certification in a variety of disciplines. Approximately 42% of all graduates identify as women or non-binary, contributing to our efforts to increase representation and retention of women in our industry. Sunrun employees enrolled in PowerU are achieving promotions at higher rates than their peers. We have seen increases in promotion rates for both frontline employees (11%) and non-frontline employees (16%) in their first 1-2 years of tenure.
•The solar systems we deployed in Q2 are expected to offset the emission of 6.0 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset 3.4 million metric tons of CO2.

Key Operating Metrics

In the second quarter of 2023, Customer Additions were 39,755, including 32,389 Subscriber Additions. As of June 30, 2023, Sunrun had 869,464 Customers, including 724,784 Subscribers. Customers grew 20% in the second quarter of 2023 compared to the second quarter of 2022.

Annual Recurring Revenue from Subscribers was over $1.1 billion as of June 30, 2023. The Average Contract Life Remaining of Subscribers was 17.9 years as of June 30, 2023.

Subscriber Value was $44,727 in the second quarter of 2023 while Creation Cost was $32,406. Net Subscriber Value was $12,321 in the second quarter of 2023. Total Value Generated was $399.1 million in the second quarter of 2023. On a pro-forma basis assuming a 7.25% discount rate, consistent with current capital costs, Subscriber Value was $40,510, Net Subscriber Value was $8,104 and Total Value Generated was $262 million in the second quarter of 2023.

Gross Earning Assets as of June 30, 2023, were $12.6 billion. Net Earning Assets were $4.4 billion, which includes $921 million in total cash, as of June 30, 2023.

Solar Energy Capacity Installed was 296.6 Megawatts in the second quarter of 2023. Solar Energy Capacity Installed for Subscribers was 246.7 Megawatts in the second quarter of 2023. Storage Capacity Installed was 102.6 Megawatt hours in the second quarter of 2023.

Networked Solar Energy Capacity was 6,204 Megawatts as of June 30, 2023. Networked Solar Energy Capacity for Subscribers was 5,199 Megawatts as of June 30, 2023. Networked Storage Capacity was 918 Megawatt hours as of June 30, 2023.

Outlook

Management’s focus is on leading the market through sustainable and profitable growth, prioritizing unit cash generation capabilities, while prudently managing working capital needs.

Management continues to expect Solar Energy Capacity Installed growth to be in a range of 10% to 15% for the full year 2023.

Management expects Solar Energy Capacity Installed growth to be in a range of 255 to 275 Megawatts in the third quarter of 2023.

Net Subscriber Value is expected to be materially higher in the second half of 2023 compared to the first half of 2023.

Second Quarter 2023 GAAP Results

Total revenue was $590.2 million in the second quarter of 2023, up $5.6 million, or 1%, from the second quarter of 2022. Customer agreements and incentives revenue was $302.1 million, an increase of $42.3 million, or 16%, compared to the second quarter of 2022. Solar energy systems and product sales revenue was $288.0 million, a decrease of $36.7 million, or 11%, compared to the second quarter of 2022.

Total cost of revenue was $539.2 million, an increase of 9% year-over-year. Total operating expenses were $796.1 million, an increase of 8% year-over-year.

Net income attributable to common stockholders was $55.5 million, or $0.25 per diluted share, in the second quarter of 2023.

Financing Activities

As of August 2, 2023, closed transactions and executed term sheets provide us with expected tax equity to fund over 330 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through June 30, 2023. As of June 30, 2023 Sunrun also had $140 million available in its $1.8 billion non-recourse senior revolving warehouse facility to fund over 50 Megawatts of Solar Energy Capacity Installed for Subscribers. Subsequent to the quarter closing, Sunrun has closed term-out debt transactions, increasing availability to $400 million in unused commitments, which would fund over 150 Megawatts for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2023 results and business outlook at 1:30 p.m. Pacific Time today, August 2, 2023. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home storage solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including its ESG efforts, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; trends or potential trends within the solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	June 30, 2023	December 31, 2022

Assets
Current assets:
Cash	$669,094	$740,508
Restricted cash	251,836	212,367
Accounts receivable, net	215,411	214,255
Inventories	791,740	783,904
Prepaid expenses and other current assets	154,995	146,609
Total current assets	2,083,076	2,097,643
Restricted cash	148	148
Solar energy systems, net	11,936,621	10,988,361
Property and equipment, net	109,900	67,439
Intangible assets, net	5,075	7,527
Goodwill	4,280,169	4,280,169
Other assets	2,075,649	1,827,518
Total assets	$20,490,638	$19,268,805
Liabilities and total equity
Current liabilities:
Accounts payable	$328,827	$339,166
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	32,103	32,050
Accrued expenses and other liabilities	387,779	406,466
Deferred revenue, current portion	161,511	183,719
Deferred grants, current portion	8,226	8,252
Finance lease obligations, current portion	16,058	11,444
Non-recourse debt, current portion	470,530	157,810
Pass-through financing obligation, current portion	16,648	16,544
Total current liabilities	1,421,682	1,155,451
Deferred revenue, net of current portion	980,488	912,254
Deferred grants, net of current portion	196,187	201,094
Finance lease obligations, net of current portion	46,700	17,302
Convertible senior notes	394,009	392,882
Line of credit	551,898	505,158
Non-recourse debt, net of current portion	8,187,400	7,343,299
Pass-through financing obligation, net of current portion	283,777	289,011
Other liabilities	142,782	140,290
Deferred tax liabilities	90,598	133,047
Total liabilities	12,295,521	11,089,788
Redeemable noncontrolling interests	609,573	609,702
Total stockholders’ equity	6,597,454	6,708,122
Noncontrolling interests	988,090	861,193
Total equity	7,585,544	7,569,315
Total liabilities, redeemable noncontrolling interests and total equity	$20,490,638	$19,268,805

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Customer agreements and incentives	$302,149	$259,886	$548,623	$469,578
Solar energy systems and product sales	288,044	324,694	631,419	610,786
Total revenue	590,193	584,580	1,180,042	1,080,364
Operating expenses:
Cost of customer agreements and incentives	268,687	202,554	505,592	404,339
Cost of solar energy systems and product sales	270,538	292,479	590,556	542,323
Sales and marketing	194,876	187,428	397,712	362,354
Research and development	4,557	6,139	9,114	12,396
General and administrative	56,366	49,946	108,252	93,027
Amortization of intangible assets	1,110	1,341	2,451	2,682
Total operating expenses	796,134	739,887	1,613,677	1,417,121
Loss from operations	(205,941)	(155,307)	(433,635)	(336,757)
Interest expense, net	(157,177)	(103,045)	(299,875)	(195,299)
Other income, net	41,071	51,873	16,071	165,831
Loss before income taxes	(322,047)	(206,479)	(717,439)	(366,225)
Income tax expense (benefit)	18,677	3,277	(40,942)	—
Net loss	(340,724)	(209,756)	(676,497)	(366,225)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(396,198)	(197,330)	(491,583)	(266,021)
Net income (loss) attributable to common stockholders	$55,474	$(12,426)	$(184,914)	$(100,204)
Net income (loss) per share attributable to common stockholders
Basic	$0.26	$(0.06)	$(0.86)	$(0.48)
Diluted	$0.25	$(0.06)	$(0.86)	$(0.48)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	216,017	211,128	215,153	210,474
Diluted	221,849	211,128	215,153	210,474

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating activities:
Net loss	$(340,724)	$(209,756)	$(676,497)	$(366,225)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	126,784	107,126	249,889	213,236
Deferred income taxes	18,676	3,277	(40,937)	—
Stock-based compensation expense	28,237	26,653	56,503	65,872
Interest on pass-through financing obligations	4,894	5,047	9,756	10,057
Reduction in pass-through financing obligations	(10,406)	(9,872)	(20,047)	(19,698)
Unrealized gain on derivatives	(36,452)	(57,534)	(5,731)	(123,716)
Other noncash items	51,318	34,678	78,684	6,505
Changes in operating assets and liabilities:
Accounts receivable	(3,317)	(22,234)	(12,702)	(79,466)
Inventories	96,150	8,527	(7,836)	(40,600)
Prepaid and other assets	(141,226)	(36,557)	(250,680)	(173,400)
Accounts payable	(18,404)	(134,922)	(19,832)	(34,497)
Accrued expenses and other liabilities	(21,734)	47,905	(48,510)	20,125
Deferred revenue	44,034	39,810	46,447	67,546
Net cash used in operating activities	(202,170)	(197,852)	(641,493)	(454,261)
Investing activities:
Payments for the costs of solar energy systems	(692,626)	(520,365)	(1,198,940)	(940,995)
Purchase of equity method investment	—	—	—	(75,000)
Purchases of property and equipment, net	(7,636)	2,168	(11,632)	(4,303)
Net cash used in investing activities	(700,262)	(518,197)	(1,210,572)	(1,020,298)
Financing activities:
Proceeds from state tax credits, net of recapture	—	—	4,033	—
Proceeds from line of credit	213,053	290,967	356,384	780,967
Repayment of line of credit	(183,500)	(210,000)	(279,736)	(441,066)
Proceeds from issuance of non-recourse debt	950,230	932,278	1,465,110	1,385,978
Repayment of non-recourse debt	(287,022)	(541,018)	(337,990)	(624,603)
Payment of debt fees	(16,388)	(22,018)	(17,121)	(30,589)
Proceeds from pass-through financing and other obligations, net	2,316	2,351	4,320	4,262
Payment of finance lease obligations	(6,283)	(3,477)	(10,760)	(6,776)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	359,789	301,258	757,539	531,751
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(57,443)	(49,086)	(121,344)	(100,331)
Acquisition of noncontrolling interests	(7,009)	—	(14,184)	(30,173)
Net proceeds related to stock-based award activities	12,541	15,307	13,869	17,836
Net cash provided by financing activities	980,284	716,562	1,820,120	1,487,256
Net change in cash and restricted cash	77,852	513	(31,945)	12,697
Cash and restricted cash, beginning of period	843,226	862,615	953,023	850,431
Cash and restricted cash, end of period	$921,078	$863,128	$921,078	$863,128

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

In-period volume metrics:	Three Months Ended June 30, 2023
Customer Additions	39,755
Subscriber Additions	32,389
Solar Energy Capacity Installed (in Megawatts)	296.6
Solar Energy Capacity Installed for Subscribers (in Megawatts)	246.7
Storage Capacity Installed (in Megawatt hours)	102.6

In-period value creation metrics:	Three Months Ended June 30, 2023
Subscriber Value Contracted Period	$40,918
Subscriber Value Renewal Period	$3,809
Subscriber Value	$44,727
Creation Cost	$32,406
Net Subscriber Value	$12,321
Total Value Generated (in millions)	$399.1

In-period environmental impact metrics:	Three Months Ended June 30, 2023
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	3.4
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	6.0

Period-end metrics:	June 30, 2023
Customers	869,464
Subscribers	724,784
Households Served in Low-Income Multifamily Properties	11,269
Networked Solar Energy Capacity (in Megawatts)	6,204
Networked Solar Energy Capacity for Subscribers (in Megawatts)	5,199
Networked Storage Capacity (in Megawatt hours)	918
Annual Recurring Revenue (in millions)	$1,148
Average Contract Life Remaining (in years)	17.9
Gross Earning Assets Contracted Period (in millions)	$9,437
Gross Earning Assets Renewal Period (in millions)	$3,122
Gross Earning Assets (in millions)	$12,559
Net Earning Assets (in millions)	$4,444

Note that Sunrun updated the discount rate used to calculate Subscriber Value and Gross Earning Assets to 6% commencing with the first quarter 2023 reporting. Also note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 6%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Networked Storage Capacity represents the aggregate megawatt hour capacity of our storage systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.
Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com